Contact:	Douglas Jamison	Harriet Fried
	Harris & Harris Group, Inc.	Lippert/Heilshorn & Associates
	(212) 582-0900	(212) 838-3777
	doug@hhvc.com	hfried@lhai.com

Harris & Harris Group to Hold
“Meet the Portfolio Day” Wednesday, October 7, 2009

Harris & Harris Group, Inc. (Nasdaq:TINY), a publicly traded venture capital company that invests in nanotechnology and microsystems, will hold a “Meet the Portfolio” Day on Wednesday, October 7, 2009, at the Hotel Nikko in San Francisco.  The event, to begin at 9:30 a.m. PT, will feature cleantech, electronics, photonics, semiconductor and tool companies in Harris & Harris Group’s portfolio.

Harris & Harris Group welcomes professional money managers and securities analysts to attend the event and hear directly from the CEOs of its portfolio companies about their work and commercial progress.  Registration can be completed at www.hhvc.com.

PRESENTATION SCHEDULE
TIME (PT)	COMPANY	WEBSITE
09:30 AM	Harris & Harris Group — Introductory Remarks	www.hhvc.com
10:00 AM	Xradia	www.xradia.com
10:20 AM	Molecular Imprints	www.molecularimprints.com
10:40 AM	Innovalight	www.innovalight.com
11:00 AM	Cambrios Technologies	www.cambrios.com
11:20 AM	Nextreme Thermal Solutions	www.nextremethermal.com
11:40 AM	BridgeLux	www.bridgelux.com
12:00 PM	Kovio	www.kovio.com
01:15 PM	NeoPhotonics	www.neophotonics.com
01:35 PM	NanoGram	www.nanogram.com
01:55 PM	Adesto Technologies	www.adestotech.com
02:15 PM	SiOnyx	www.sionyxinc.com
02:35 PM	Laser Light Engines	www.laserlightengines.com
02:55 PM	CFX Battery	www.cfxbattery.com
03:15 PM	Solazyme	www.solazyme.com
03:35 PM	Tetravitae Bioscience	www.tetravitae.com
03:55 PM	D-wave Systems	www.dwavesys.com
04:10 PM	Harris & Harris Group — Closing Remarks/ Q&A

For those not attending in person, live and archived webcasts of the presentations will be available on the Company's website.  For additional information, contact Marisa Whitlock of Harris & Harris Group at 650-321-2668 or marisa@hhvc.com.

Harris & Harris Group is a publicly traded venture capital firm that specializes in making investments in companies commercializing and integrating products enabled by nanotechnology and microsystems.  Founded in 1981 and with offices in NYC and Palo Alto, Harris & Harris Group currently has more than 30 companies in its investment portfolio. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.hhvc.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The references to the websites www.hhvc.com and the websites of our portfolio companies have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third-party websites.